Exhibit 21

LIBERTÉ INVESTORS INC.
Listing of Subsidiaries of the Company

The Company has no parent.
At June 30, 2003, the subsidiary of the Company was as follows:

	Organized	Percentage of
	Under the	Voting securities
Name of subsidiary	Laws of	Owned by the Registrant

LNC Holdings Inc.	Nevada	100%